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                                                                     Exhibit 5.1

                             MORRISON & FOERSTER LLP
                            San Francisco, California


                                December 20, 2001


American Pharmaceutical Partners, Inc.
10866 Wilshire Boulevard, Suite 1270
Los Angeles, California  90024

Ladies and Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 executed by you on December 20, 2001, and to be filed with the Securities and
Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of your common stock, $0.001 par value per share (the "Common Stock"), which will be issuable under the American Pharmaceutical Partners, Inc. 2001 Employee Stock Purchase Plan (the "Plan").

       As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan, of options previously granted pursuant to the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Morrison & Foerster LLP